                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*

                                  ASPEON, INC.
                                  ------------
                                (Name of Issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
                     --------------------------------------
                         (Title of Class of Securities)

                                   471896 10 0
                                   -----------
                                 (CUSIP Number)

                                    12/31/00
                                    --------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /      Rule 13d-1(b)

         / /      Rule 13d-1(c)

         /X/      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 pages

----------------------                                       -----------------
CUSIP NO. 471896-10-0                 13G                    Page 2 of 5 Pages
----------------------                                       -----------------

-------------------------------------------------------------------------------
 1        NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard P. Stack
-------------------------------------------------------------------------------
 2        CHECK THE APPROPRIATE BOX IF A MEMBER A GROUP*
           (a) / /
           (b) / /
-------------------------------------------------------------------------------
 3        SEC USE ONLY

-------------------------------------------------------------------------------
 4        CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------
 NUMBER OF                    5  SOLE VOTING POWER
   SHARES                        769,700 (1)
BENEFICIALLY                --------------------------------------------------
  OWNED BY                    6  SHARED VOTING POWER
   EACH
 REPORTING                  --------------------------------------------------
PERSON WITH                   7  SOLE DISPOSITIVE POWER
                                   769,700 (1)
                             --------------------------------------------------
                              8  SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
 9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          769,700
-------------------------------------------------------------------------------
 10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
 11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.16%
-------------------------------------------------------------------------------
 12       TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------

(1) INCLUDES 90,000 SHARES ISSUABLE UPON EXERCISE OF OPTIONS TO PURCHASE COMMON STOCK WITHIN 60 DAYS OF DECEMBER 31, 2000 and 9,700 shares owned by Mr. Stack's children.

                                Page 2 of 5 pages

ITEM 1.

(a)     Name of Issuer:
        ASPEON, INC., A DELAWARE CORPORATION

(b)     Address of Issuer's Principal Executive Offices:
        17891 CARTWRIGHT RD., IRVINE, CA  92614

ITEM 2.

(a)     Name of Person Filing:
        RICHARD P. STACK

(b)     Address of Principal Business Office or, if none, Residence:
        17891 CARTWRIGHT RD., IRVINE, CA 92614

(c)     Citizenship:
        UNITED STATES

(d)     Title of Class of Securities:
        COMMON STOCK, PAR VALUE $.01

(e)     CUSIP Number:
        471896-10-0

ITEM 3. NOT APPLICABLE.

ITEM 4. OWNERSHIP.

        (a) Amount Beneficially Owned:

            769,700 SHARES, INCLUDING 90,000 SHARES ISSUABLE UPON EXERCISE OF OPTIONS TO PURCHASE COMMON STOCK WITHIN 60 DAYS OF 12/31/00 and 9,700 shares owned by Mr. Stack's children.

        (b) Percent of Class:  8.16%

        (c) Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote: 769,700
            (ii) shared power to vote or to direct the vote:  0
            (iii) sole power to dispose or to direct the disposition of: 769,700
            (iv) shared power to dispose or to direct the disposition of:  0

                                Page 3 of 5 pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: / /

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          Not applicable


                                Page 4 of 5 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 13, 2001
                                       ---------------------------------
                                       Date

                                       /s/ Richard P. Stack
                                       ---------------------------------
                                       Signature

                                       Richard P. Stack
                                       ---------------------------------
                                       Printed Name


                                Page 5 of 5 pages